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                                                                     Exhibit 4.4



                             SUPPLEMENTAL AGREEMENT

            SUPPLEMENTAL AGREEMENT, dated as of August 6, 2004, between Distribucion y Servicio D&S S.A., a company organized under the laws of the Republic of Chile, and its successors (the "Company"), and JPMorgan Chase Bank, a New York corporation (the "Depositary").

                              W I T N E S S E T H :

            WHEREAS, the Company is issuing to holders of its shares of common stock transferable Rights to subscribe for new shares of common stock and is extending the Offering (as defined below, the "Offering") to Holders (as defined below, "Holders") of ADRs (as defined below, "ADRs") by issuing to such Holders non-transferable ADR Rights to subscribe for New ADSs (as defined below, "New ADSs") on a corresponding basis; and

            WHEREAS, the Company and the Depositary are parties to the Deposit Agreement (as defined below) which provides in paragraph (10) of the form of ADR set forth in Exhibit A thereof, inter alia, for the distribution of rights to Holders of ADRs at the request of the Company and upon compliance with applicable laws; and

            WHEREAS, the Company has requested that the Depositary make rights available to Holders of ADRs in connection with the Offering and has taken all necessary action to register the offered securities under the U.S. Securities Act of 1933, as amended (the "Securities Act") and to otherwise comply with applicable laws; and

            WHEREAS, the Company has requested that the Depositary act as ADR Rights Agent in connection with the Offering of New ADSs, and the Depositary is willing to accept such appointment, upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company's Registration Statement (as defined below) has become effective under the Securities Act;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

            1. Definitions. As used herein, the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

            ADRs shall mean American Depositary Receipts issued under the Deposit Agreement evidencing the ADSs.


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            ADR Record Date shall mean, with respect to ADSs, 5:00 P.M. (New
      York City time) on July 30, 2004 or such later date as shall be established by agreement between the Company and the Depositary.

            ADR Rights shall have the meaning ascribed thereto in paragraph 2 hereof.

            ADR Rights Agent shall mean the Depositary, as agent of the Company pursuant to paragraph 3 hereof, having its office for the administration of the ADRs at 4 New York Plaza, 13th Floor, New York, New York 10004.

            ADR Rights Agent's Office shall mean the office or agency of the ADR Rights Agent for the receipt of deliveries of securities and instructions from Holders, which shall be JPMorgan Chase Bank, c/o Colbent, PO Box 859208, Braintree, MA 02185-9208 for mail deliveries, JPMorgan Chase Bank, c/o Colbent, 161 Bay State Drive Braintree, MA 02184 for courier deliveries, and JPMorgan Chase Bank, c/o Securities Transfer and Reporting Services, Inc., 100 Williams St. 3rd Floor, New York, NY 10038 for hand deliveries.

            ADR Offering shall mean the offer by the Company of the New ADSs to Holders on the ADR Record Date made in the Prospectus.

            ADR Rights Certificate shall mean a non-transferable rights certificate evidencing ADR Rights, substantially in the form annexed hereto as Exhibit A.

            ADSs shall mean American Depositary Shares, each representing fifteen Shares, evidenced by ADRs.

            Agreement shall mean this Supplemental Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

            Commission shall mean the United States Securities and Exchange Commission.

            Company Notice shall mean the notice provided by the Company to be mailed by the ADR Rights Agent on behalf of the Company to the Holders, substantially in the form of Exhibit B annexed hereto.

            Custodian shall mean the entity acting as the Custodian under the Deposit Agreement.

            Deposit Agreement shall mean the Deposit Agreement dated as of October 7, 1997 among the Company, the Depositary and each holder from time to time of ADRs issued thereunder.

            Effective Date shall mean the date on which the Registration Statement is declared effective by the Commission.


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            Eligible Institutions shall mean a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Program.

            Expiration Date shall mean 12:00 P.M. (New York City time) on August 27, 2004, or such other date as shall be established by agreement between the Company and the ADR Rights Agent.

            Holders shall mean registered holders of ADRs as shown on the register maintained by the Depositary or its agent on the ADR Record Date.

            Lost ADR Rights Certificate Form shall have the meaning ascribed thereto in paragraph 6 (d) hereof.

            New ADSs shall mean the ADSs being offered for subscription by the Company pursuant to the ADR Offering.

            New Shares shall mean the Shares being offered for subscription by the Company pursuant to the Offering.

            Offering shall mean the offer by the Company of New Shares by way of Rights to holders of Shares on the share register of the Company.

            Prospectus shall mean the final prospectus included as part of the Registration Statement.

            Registration Statement shall mean the Registration Statement on Form F-3 in respect of the New Shares, the Rights and the ADR Rights, including all exhibits thereto, as amended at the time such Registration Statement becomes effective under the Securities Act.

            Rights shall mean the rights to subscribe for the New Shares on the basis of 0.18 Rights for each Share held of record, one Right being required to subscribe for a New Share, which Rights are being offered pursuant to the Offering.

            Securities Act shall mean the United States Securities Act of 1933, as amended.

            Share Rights Agent shall mean Deposito Central de Valores, the subscription agent for the Company's Shares in the Republic of Chile.

            Share Subscription Price shall mean the subscription price payable to exercise a Right.

            Shares shall mean the Company's shares of common stock, no par value each.

            Subscription Form shall mean the subscription form mailed by the Company to all holders of Shares which will contain instructions for the exercise of Rights.


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            Subscription Price shall mean the U.S. dollar price at which Holders may subscribe for New ADSs pursuant to the ADR Offering, as specified in the Prospectus.

            2. ADR Offering. The Company proposes to offer to Holders non-transferable rights (the "ADR Rights") to subscribe for New ADSs at the Subscription Price, on the basis of 0.18 ADR Rights for every ADS held of record on the ADR Record Date, one ADR Rights being required to subscribe for each New ADS. The ADR Offering will be made by means of the Prospectus to be mailed to such Holders. The ADR Rights will be evidenced by the ADR Rights Certificates.

            3. Appointment of ADR Rights Agent. The Company hereby appoints the Depositary as ADR Rights Agent to perform the duties specifically undertaken by it to perform pursuant to the Agreement as agent for the Company in connection with the ADR Offering. The Depositary accepts such appointment subject to the terms hereof. A certified copy of the resolution of a duly authorized committee of the Board of Directors of the Company authorizing the transaction is annexed hereto as Exhibit B.

            4. Allocation of ADR Rights; Rights. Each Holder of record on the ADR Record Date will be entitled to 0.18 ADR Rights for each ADS then held. The ADR Rights are to be evidenced by ADR Rights Certificates. Sufficient quantities of the ADR Rights Certificates, Prospectuses, Company Notices, forwarding envelopes, and the cover letters and instructions referred to below will be supplied to the ADR Rights Agent by the Company or its financial printer (the "Financial Printer") on or about August 6, 2004. Prior to the date in which the ADR Rights Agent or Depositary allocates ADR Rights, the Depositary shall have received through its or its Custodian, such number of Rights that corresponds to the aggregate number of ADSs Rights to be issued hereunder.

            5. Preparation of ADR Rights Certificates. (a) the Company will cause ADR Rights Certificates to be prepared, in the form of the attached Exhibit A, for issuance to the Holders as of the ADR Record Date. The Company authorizes the ADR Rights Agent to place the information set forth in (b) below upon each ADR Rights Certificates prior to the ADR Record Date and to destroy any ADR Rights Certificate which is not issued as a result of any transfer or assignment of all or a portion of the ADRs in respect of which it was prepared.

            (b) The ADR Rights Agent will cause to appear on each ADR Rights Certificate (i) the name and address of the Holder to whom such ADR Rights Certificate is issued, (ii) the number of ADR Rights to which such Holder is entitled, and (iii) the number of such ADR Rights Certificate.

            (c) The ADR Rights Agent, in connection with the original issuance of the ADR Rights Certificates, shall authenticate the ADR Rights Certificates by either the manual or the facsimile signature of a duly authorized signatory of the ADR Rights Agent.

            6. Issuance of ADR Rights Certificates. (a) On or as soon as practicable after August 6, 2004 (i) the Company or its U.S. counsel will advise the ADR Rights Agent in


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writing (which writing may take the form of correspondence by electronic mail to
Michael.h.fisch@jpmorgan.com and Ziegler@zza.net) that the Registration
Statement has been declared effective by the Commission, (ii) the Company will arrange for delivery by the Financial Printer of sufficient numbers of copies of the Prospectus, the Company Notice, cover letters and instructions referred to below to the ADR Rights Agent, (iii) Simpson Thacher & Bartlett LLP, U.S.
counsel for the Company, will deliver to the ADR Rights Agent two original copies of their opinion to the effect that (A) assuming that the Rights Agency Agreement constitutes the valid and legally binding obligation of the ADR Rights Agent, the Rights Agency Agreement has been duly executed and delivered by the Company under the laws of the State of New York and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights, and (B) the Registration Statement has become effective under the Securities Act and, to its knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or proceeding for that purpose has been instituted or threatened by the U.S. Securities and Exchange Commission, and (iv) Carey y Cia, Chilean outside counsel to the Company, will deliver to the ADR Rights Agent two original copies of their opinion to the effect that (A) the New Shares, when subscribed and issued, will be validly issued, fully paid and non-assessable, (B) the Rights have been duly and validly authorized and issued by the Company and are nonassessable and free of any preemptive rights, and (C) this Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding obligation of the Company, and (v) Simpson Thacher & Bartlett LLP will advise the ADR Rights Agent in writing with a memorandum detailing the ADR
Rights Agent's tax reporting requirements, if any, with respect to each of the ADR Rights and the consideration remitted to Holders on account of unexercised ADR Rights and the form or forms, if any, which the ADR Rights Agent must use to report such ADR Rights and consideration to such Holders.

            (b) As soon as practicable after the ADR Record Date and the Effective Date, the ADR Rights Agent will send by first class mail (without registration or insurance), to each Holder of ADRs on the ADR Record Date:

                  (A)   a copy of the Prospectus;

                  (B) an ADR Rights Certificate evidencing the ADR Rights to which such Holder is entitled pursuant to the ADR Offering

                  (C) a copy of the instructions relating to the exercise of the ADR Rights Certificate, substantially in the form annexed hereto as Exhibit D; and


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
                  (D) a return envelope addressed to the ADR Rights Agent for use by such Holder in connection with the exercise of such ADR Rights Certificates;

            (c) In the event that any ADR Rights Certificate is returned to the ADR Rights Agent for any reason and a proper delivery thereof cannot be effected, such ADR Rights Certificate will be held by the ADR Rights Agent and will be treated as unexercised.

            (d) The Company authorizes the ADR Rights Agent to waive proof of authority to sign by individuals (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity). In the event that, prior to the Expiration Date, any person notifies the ADR Rights Agent that the ADR Rights Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the ADR Rights Agent will furnish to such person a copy of the Prospectus and a form prepared by the Company (a "Lost ADR Rights Certificate Form") on which the ADR Rights Agent will indicate the name and address of the registered holder of the Lost ADR Rights Certificate, the number of such ADR Rights Certificate and the number of ADR Rights evidenced thereby. Upon payment by the claimant of such reasonable costs and expenses that may be incurred in connection therewith, and on such reasonable terms as to evidence and indemnity as the Company may reasonably require, the ADR Rights Agent will arrange for the issuance of a new ADR Rights Certificate to any person from whom it has received a duly executed and completed Lost ADR Rights Certificate Form prior to the Expiration Date provided, however, that such issuance may be delayed by the ADR Rights Agent, in its discretion, pending receipt of an indemnity from such person satisfactory to the Company and the ADR Rights Agent and confirmation that such lost ADR Rights Certificate has not been exercised.

            7. Sale of ADR Rights. On or about August 27, 2004, the ADR Rights Agent shall inform the Company of the number of ADR Rights which were not properly exercised by Holders. The ADR Rights Agent shall thereafter endeavor to have the Rights relating to unexercised ADR Rights sold through its Custodian. If they are sold at a price in excess of the expenses of sale and processing costs, the ADR Rights Agent will endeavor to have the amount it receives paid to Holders entitled thereto (but only if the Holder otherwise entitled thereto is entitled to an amount in excess of $5.00).

            8. Acceptance of Subscriptions. (a) The Company hereby authorizes and directs the ADR Rights Agent to accept subscriptions for New ADSs on behalf of the Company upon payment of the Subscription Price and the exercise of ADR Rights Certificates in accordance with the terms thereof and hereof. The Company further authorizes the ADR Rights Agent to refuse to accept, in its discretion, any improperly completed or unexecuted ADR Rights Certificate. Notwithstanding the foregoing, without further authorization from the Company, the ADR Rights Agent shall accept, on or before the Expiration Date, except where otherwise specified, any of the following:

      (i) any subscription effected in accordance with the terms of the ADR Rights Certificates and received by the ADR Rights Agent on or before the Expiration Date;

      (ii) any subscription with respect to which a subscriber has failed to execute an ADR Rights Certificate in the manner provided by the terms thereof, provided that (A) the subscriber has indicated on such ADR Rights Certificate, or by written communication, the manner in which the subscriber wishes to subscribe and (B) proper payment has been made by such subscriber;

      (iii) any subscription by payment of the Subscription Price accompanied by a check drawn on a U.S. bank, notwithstanding that such check may not be cleared prior to the Expiration Date, provided, however, that the ADR Rights Agent will not deliver the new ADRs evidencing the New ADSs to the subscribing party until such subscribing party's check has cleared and provided, further, that in the event such party's check does not clear, the ADR Rights Agent shall use its best efforts to sell such New ADSs to cover the payment for such subscription at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADR Rights Agent may allocate the proceeds of such sales for the account of the subscriber upon an averaged or other practicable basis without regard to any distinctions among such subscribers because of exchange restrictions or otherwise, and provided, further, that if such proceeds of sale are insufficient to cover the payment for such subscription, the Company shall indemnify the ADR Rights Agent against any losses it may incur in the event such check is not cleared by the paying bank; In connection with any funds advanced by the ADR Rights Agent pending clearance (or failure of clearance) of any checks, the Company shall reimburse, and pay, the ADR Rights Agent any and all of its expenses incurred in connection therewith plus interest on all funds advanced as if such advanced funds were in the form of a loan by the ADR Rights Agent to the Company.

      (iv) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the subscriber, provided, that (a) the ADR Rights Certificate surrendered therewith has been duly executed by the subscriber, (b) the subscriber is the registered holder of such ADR Rights Certificate, (c) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADR Rights Agent, and is otherwise in order and
      (d) there is no evidence indicating that such check was delivered to the subscriber by the drawer thereof for any purpose other than the payment of the accompanying subscription;

      (v) any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by such custodian, if the provisos set forth in clause (iv) above are satisfied; and

      (vii) any subscription by an individual, (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the subscriber, if the provisos set forth in clause
      (iv) above are satisfied.

            (b) The Company authorizes the ADR Rights Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

      (i) the surrendered ADR Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder, provided that the New ADSs subscribed for are to be issued in the name of such registered holder;

      (ii) the surrendered ADR Rights Certificate is registered in the name of a corporation and has been executed by an officer of such corporation, provided that the New ADSs subscribed for are to be issued in the name of such corporation; or

      (iii) the surrendered ADR Rights Certificate has been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that the New ADSs subscribed for are to be issued in the name of such registered holder; or

      (iv) the surrendered ADR Rights Certificate is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that (a) such subscription is for not more than 50 New ADSs, (b) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent's estate, (c) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADR Rights Agent, and is otherwise in order, and (d) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.

In all cases other than those described in clauses (i) through (iv) above, the ADR Rights Agent will be required to obtain all necessary proof of authority to sign in connection with subscriptions for New ADSs; provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, the ADR Rights Agent may obtain advice from the Company or its U.S. counsel as to whether any such subscriptions may be accepted and the ADR Rights Agent shall have no liability whatsoever in the event it acts in good faith in accordance with such advice nor shall the ADR Rights Agent be required to issue such New ADSs in the event it does not receive such advice from the Company prior to the Expiration Date and shall have no liability whatsoever for any such action.

            (c) The Company authorizes the ADR Rights Agent to accept customary letters of indemnification from Eligible Institutions with respect to non-conforming aspects of documents delivered in connection with subscriptions for New ADSs.

            9. Reports by ADR Rights Agent. (a) the ADR Rights Agent will advise the Company by letter or by facsimile transmission (i) on or about the Effective Date, as to the total


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number of ADSs outstanding and the total number of registered Holders of ADRs as of a recent date and (ii) at the close of each week during the period from August 13, 2004 through the Expiration Date on which subscriptions are effected and on the Expiration Date, as to (a) the total number of New ADSs subscribed for as of the close of business on the previous business day pursuant to the exercise of ADR Rights Certificates and (b) the aggregate amount of funds received by the ADR Rights Agent in payment of such Subscriptions.

            (b) Not later than the close of business (New York time) on August 27, 2004, the ADR Rights Agent will (i) telex its Custodian information concerning the number of ADSs subscribed, authorizing and instructing the custodian to complete, execute and deliver to the Share Rights Agent a Subscription Form reflecting such information (and the information referred to in the next sentence) prior to 9:30 A.M. (Chilean time) no later than on September 4, 2004; and (ii) pay the Share Subscription Price for the number of Shares represented by such ADS for which payment was properly received.

            10. Subscription Price Payments. (a) The Subscription Price shall be tendered to the ADR Rights Agent by subscribers in U.S. dollars. Such payment must be received by the ADR Rights Agent no later than 12:00 P.M. on August 27, 2004. The Subscription Price to be collected by the ADR Rights Agent from subscribers shall be, per Holder, equal to 115% of the Share Subscription Price converted into U.S. dollars at the observed exchange rate reported by the Banco Central de Chile (the Central Bank of Chile) on August 5, 2004. The ADR Rights Agent, as agent for the subscribers, will arrange to convert payments made on the basis of the Subscription Price from U.S. dollars into Chilean pesos for payment to the Share Rights Agent. The ADR Rights Agent will make the conversion from U.S. dollars into Chilean pesos on or about August 31, 2004. In the event that a payment of the Subscription Price made by a holder of ADR Rights in respect of his subscription, when converted into Chilean pesos, exceeds the Share Subscription Price plus any stamp or other tax owing for the number of New ADSs subscribed for upon exercise of such ADR Rights, the Subscription Agent shall, at the time it delivers New ADSs evidenced by ADRs, remit the excess in U.S. dollars (without interest) to the subscriber, provided, however, that the ADR Rights Agent shall not be obligated to return any funds to any subscriber or Holder unless the amount owing to such subscriber or Holder exceeds $5.00.

            (b) In the event that a payment of the Subscription Price made by a holder of ADR Rights in respect of his subscription, when converted into Chilean pesos, is less than the Share Subscription Price plus any stamp or other tax owing for the number of New ADSs subscribed for upon exercise of such ADR Rights, the ADR Rights Agent will pay the amount of such deficiency on behalf of such holder. The holder will then be required to pay the amount of such deficiency promptly (including interest and expenses) to the ADR Rights Agent who need not send any New ADSs subscribed for by a holder prior to the receipt by the ADR Rights Agent of such payment. If payment of the amount of any deficiency is not received from a subscriber by the ADR Rights Agent by September 10, 2004, the ADR Rights Agent may sell such New ADSs subscribed for by such subscriber at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADR Rights Agent may allocate the proceeds of such sales for the account of exchange restrictions, or otherwise in an amount sufficient to cover such deficiency (including interest and expenses). In such event, the ADR Rights Agent will then send promptly any remaining New ADSs to such holder together with a check in the amount of excess proceeds, if any, from such sale provided, that, if the amount of such excess proceeds realized upon the sale of such holder's ADRs is less than $5.00, such excess proceeds need not be distributed. The ADR Rights Agent shall have the full right to indemnity, reimbursement or otherwise as against the Company with respect to the amount of any deficiency.

            11. Issuance of New ADSs. The Company shall provide notice to the ADR Rights Agent that the allotment of New Shares has been made to the Depositary. As soon as practicable following receipt of notification from the Custodian that the New Shares issued in respect of the New ADSs subscribed for pursuant to the ADR Offering have been delivered to the Custodian on behalf of the Depositary pursuant to the terms of the Deposit Agreement dealing with deposits of Shares, and in accordance with the terms of the Deposit Agreement, the Depositary shall commence preparing new ADRs (which may be in the form of direct registration receipts) to evidence the New ADSs and deliver them to the ADR Rights Agent and the ADR Rights Agent will, if applicable, mail to each subscriber of New ADSs, in the manner specified by such subscriber, a new ADR certificate representing, or a direct registration system statement evidencing, the number of New ADSs for which such subscriber has subscribed. Each new ADR certificate or direct registration system statement, as the case may be, will be registered in the name specified by the subscriber on its surrendered ADR Rights Certificate.

            12. Supplies of Documents. The Company will cause the definitive forms of the Company Notice and such other items as are referred to in paragraph 6 above to be furnished to the ADR Rights Agent when the same become available along with adequate copies of the Prospectus to distribute to Holders and to transferees of ADR Rights. The ADR Rights Agent shall have no obligations hereunder to the extent it does not receive sufficient forms of such documents and items.

            13. Indemnification. The Company will indemnify the Depositary, in its capacities as ADR Rights Agent and Depositary, as well as its employees, directors, officers and agents against, defend and hold each of them harmless from, any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, or expenses (including without limitation reasonable attorney's fees and expenses) (each, a "Loss", collectively "Losses") which may be paid, incurred or suffered by any of them, or to which any of them may become subject, arising out of or incident to this Agreement, or which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified or supplemented from time to time, or the administration of any duties hereunder, or arising out of or incident to compliance with the instructions set forth herein or with any instructions delivered pursuant hereto, or as a result of defending against any claim or liability resulting from such party's actions hereunder; provided, however that none of them shall be entitled to indemnification for any Loss arising out of its gross negligence or willful misconduct. The obligations set forth in this
Section 13 shall survive the termination of this Agreement and the succession of substitution of any indemnified person.

            14. Limitation on Liabilities

            (a) The ADR Rights Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement against the ADR Rights Agent.

            (b) The ADR Rights Agent makes no, and will not be deemed to have made, any representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any securities or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.

            (c) The ADR Rights Agent shall not be obligated to commence or voluntarily participate in any suit, action or proceeding arising or related to this Agreement.

            (d) The ADR Rights Agent shall not be liable or responsible for any of the statements of fact or recitals contained in this Agreement, any document relating to the ADR Rights or Rights, or any other document or security delivered to it in connection with this Agreement, and shall not be required to, and shall not, verify or determine the correctness, validity or accurateness of any such statements or recitals contained therein.

            (e) The ADR Rights Agent may rely upon and comply with, and shall incur no liability for relying upon and complying with, any certificate, instrument, opinion of counsel, notice, letter, resolution, telegram, records, waiver, consent, order, certificate, or other paper, document, instrument or security delivered to it believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

            (f) The ADR Rights Agent will be entitled to rely upon any instructions or directions furnished to it by the Company, and to apply to the Company for advice or instructions in connection with its duties, and (i) will be entitled to treat as genuine, and as the document it purports to be, any letter or other document or instrument furnished to it by such individuals and
(ii) shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the ADR Rights Agent for written instructions from the Company may, at the option of the ADR Rights Agent, set forth in writing any action proposed to be taken or omitted by the ADR Rights Agent under this Agreement and the date on/or after which such action shall be taken or such omission shall be effective. The ADR Rights Agent shall not be liable for any action taken by, or omission of, the ADR Rights Agent in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the ADR Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

            (g) The ADR Rights Agent may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and ADR Rights Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed, instructed and supervised with due care by it hereunder.

            (h) The ADR Rights Agent shall not be liable for any Losses or action taken or omitted or for any loss or injury resulting from its or its agents actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses directly caused by such conduct. In no event shall the ADR Rights Agent be liable for (i) acting in accordance with the instructions from the Company or the Company's counsel or any agent appointed by the Company to act on behalf of Company, (ii) indirect, special, consequential or punitive damages, for lost profits, or for loss of business, or (iii) any Losses due to forces beyond the control of the ADR Rights Agent or its agents, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Notwithstanding anything to the contrary contained herein this Agreement, the aggregate liability of the ADR Rights Agent and each of its agents with respect to, arising from or arising in connection with this Agreement or from any and all services provided or omitted to be provided hereunder, whether in contract, tort or otherwise, is limited to, and shall not exceed, $500,000.

            15. Dealing in Securities. The ADR Rights Agent, any affiliate thereof, and any shareholder, director, officer or employee of the ADR Rights Agent or its affiliates may buy, sell or deal in any of securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the ADR Rights Agent were not the ADR Rights Agent under this Agreement. Nothing herein shall preclude the ADR Rights Agent from acting in any other capacity for the Company or for any other legal entity.

            16. In consideration for the services to be rendered herein, the Company shall compensate the ADR Rights Agent in accordance with and pursuant to a written fee schedule as shall be agreed upon by the Company and the ADR Rights Agent from time to time, In addition, the Company shall reimburse the plus the ADR Rights Agent's disbursements, charges and out-of-pocket expenses and counsel fees and expenses incurred in connection with the preparation and execution of this Agreement and the services rendered hereunder. No provision of this Agreement shall require the ADR Rights Agent to expend or risk the ADR Rights Agent's own funds or otherwise incur any financial liability in the performance of any of the ADR Rights Agent's duties hereunder or in the exercise of the ADR Rights Agent's rights.

            17. Governing Law; Jurisdiction; Certain Waivers. (a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws of the State of New York. All actions and proceedings brought by the ADR Rights Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the ADR Rights Agent.

All actions and proceedings brought by the Company against the ADR Rights Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York.

            (b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

            18. Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

            19. Representations and Warranties.

            The Company hereby represents, warrants and covenants that:

            (a) The Company is a corporation duly organized and validly existing under the laws of the Republic of Chile.

            (b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all ADR Rights to be issued and delivered hereunder have been registered with the Securities and Exchange Commission, and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act , and the U.S. Securities Exchange Act of 1934, as amended.

            20. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.

            21. No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

            22. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                  DISTRIBUCION Y SERVICIO D&S S.A.



                  By:
                     ---------------------------------------
                  Name:
                  Title:

                  JPMORGAN CHASE BANK



                  By:
                     ---------------------------------------
                  Name:
                  Title:


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